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                                                                     Exhibit 10b

                      THE RELIASTAR STOCK OWNERSHIP PLAN
                           FOR NONEMPLOYEE DIRECTORS
               (as amended and restated effective May 13, 1999)

1.   GENERAL.

     The name of the amended and restated plan set forth herein is "The ReliaStar Stock Ownership Plan for Nonemployee Directors" (herein "Plan").

     The purpose of the Plan is to promote the interests of ReliaStar Financial Corp. ("Corporation") and its stockholders by strengthening the Corporation's ability to attract and retain the services of experienced and knowledgeable nonemployee Directors and by encouraging such Directors to acquire an increased ownership interest in the Corporation.

2.   EFFECTIVE DATE OF PLAN.

     The effective date of the amended and restated Plan is May 13, 1999.

3.   SHARES SUBJECT TO THE PLAN.

     Subject to adjustment as provided in Section 11b., the total number of shares of common stock ("Shares") of the Corporation that may be delivered or purchased under the Plan shall not exceed Six Hundred Thousand ( 600,000) Shares (such number having been adjusted to reflect the September 10, 1997 stock for stock split) which may be authorized and unissued Shares or issued Shares reacquired by the Corporation including treasury Shares.

4.   DEFINITIONS.

     a. Annual Retainer. "Annual Retainer" means the fixed annual fee by which the Corporation compensates Directors for their services as Directors of the Corporation for a Board Year, as it may be determined from time to time by the Committee and Board of Directors.

     b. Beneficiary. "Beneficiary" means the person or persons designated as such by a Director's will or pursuant to the laws of descent and distribution.

     c. Board of Directors. "Board of Directors" or "Board" means the Board of Directors of the Corporation.

     d. Board Year. "Board Year" means the twelve-month period beginning on the day immediately after the day on which each Annual Meeting of the Corporation's shareholders concludes and ending on the day of the next succeeding Annual Meeting.

     e. Committee. "Committee" means the Board Affairs Committee of the Board of Directors.
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     f.   Corporation. "Corporation" means ReliaStar Financial Corp.

     g. Date of Grant. "Date of Grant" means the first day of the Board Year on which Stock Options are awarded pursuant to Section 9 of this Plan.

     h. Director. "Director" means a member of the Board of Directors of the Corporation who is not an employee of the Corporation or any subsidiary of the Corporation.

     i. Event. "Event" means a change of control "Event" as defined in the Compensation Trust Agreement dated as of January 3, 1989 between the Corporation and Norwest Bank Minnesota, National Association, as from time to time amended.

     j. Fair Market Value. "Fair Market Value" as applied to a specific date means the closing price of one Share as reported on the consolidated transaction reporting system for New York Stock Exchange issues on such date or, if Shares were not traded on such date, on the next preceding day on which the Shares were traded.

     k. Restricted Period. "Restricted Period" means the time period beginning on the date that Restricted Shares are issued and ending on the date determined as set forth in paragraph b. of Section 7 of this Plan.

     l. Restricted Shares. "Restricted Shares" means Shares awarded to a Director pursuant to Section 7 of this Plan.

     m Shares. "Shares" means shares of the Corporation's common stock $.01 per share par value.

     n. Stock Options. "Stock Options" means options, which are not intended to qualify under Section 422 of the Internal Revenue Code, to purchase Shares from the Corporation which are granted to a Director pursuant to Section 9 of this Plan.

5.   ADMINISTRATION OF THE PLAN.

     The Plan shall be administered by the Committee. Subject to the terms of the Plan, the Committee shall have the power to construe the provisions of the Plan and to determine all questions arising thereunder and to adopt and amend such rules and regulations for administering the Plan as the Committee deems desirable.

6.   PARTICIPATION IN THE PLAN.

     Each Director who is not an employee of the Corporation or any subsidiary of the Corporation shall be eligible to participate in the Plan.

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7.   RESTRICTED STOCK.

     a. Restrictions on Shares. Restricted Shares issued to Directors under this Plan may not be sold, assigned, pledged, hypothecated, transferred or otherwise disposed of (including, without limitation, transfer by gift or donation) during the Restricted Period.

     b. Restricted Period. The restrictions on Shares shall lapse upon the first to occur of the following events:

          (i)   Death of the Director;

          (ii) Disability of the Director preventing continued service on the Board;

          (iii) Retirement of the Director from the Board which shall be deemed to have occurred if a Director has served on the Board at least five years at the time of termination of Board service;

          (iv) Termination of service as a Director with the consent of a majority of the members of the Board other than the terminating Director; or.

          (v) A change in control of the Corporation which shall occur upon the occurrence of an Event.

          Notwithstanding the foregoing, in no event shall the Restricted Period lapse prior to the expiration of six months after the date of issuance of the Shares.

     c. Certificates for Restricted Shares. The certificates for Shares which are subject to restrictions shall be held by the Corporation until lapse of the restrictions as provided in this Section.

     d. Dividends and Voting Rights. During the Restricted Period, a Director shall have the right to receive dividends from and to vote his or her Restricted Shares.

     e. Forfeiture of Restricted Shares. If a Director ceases to be a Director before the Restrictions on the Restricted Shares lapse as provided in paragraph b. of this Section, the Restricted Shares issued to such Director shall be forfeited and shall revert to the Corporation.

     f. Fractions of Shares. The Corporation shall not be required to issue fractions of Shares. Whenever under the terms of the Plan a fractional Share would be required to be issued, an amount in lieu thereof shall be paid in cash based on the same Fair Market Value used to determine the number of Shares to be issued on the relevant issue date.

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8.   PAYMENT OF DIRECTORS' ANNUAL RETAINER.

     The Corporation's Annual Retainer shall be determined from time to time by the Board of Directors and shall be paid on the first day of the Board Year. The Annual Retainer will be paid in cash or deferred cash as elected under the ReliaStar Deferred Compensation Plan for Nonemployee Directors, unless a Director elects in writing one of the following alternatives prior to the commencement of the Board Year for which the Annual Retainer is payable. Such elections must be made in accordance with procedures established by the Corporation.

     a. Election To Receive Annual Retainer in Shares. A Director may elect to have the Annual Retainer or a portion thereof paid in Shares. Such election is (i) irrevocable as to any Board Year which has commenced while such election is in effect, and (ii) may be changed only as to Board Years commencing after the date of such change. The number of Shares issued shall be determined by dividing the dollar amount of the Annual Retainer elected to be received in Shares by the Fair Market Value of Shares on the first day of the Board Year. Such Shares shall be issued promptly. Only whole Shares shall be issued. Any remaining amount after calculating the whole number of Shares to be issued will be paid in cash.

     b. Election To Receive Annual Retainer in Deferred Share Account Credits. A director may elect to have any Annual Retainer or a portion thereof payable for such Board Year credited in Deferred Share Units to a Deferred Share Account. Such election is (i) irrevocable as to any Board Year which has commenced while such election is in effect, and
          (ii) may be changed only as to Board Years commencing after the date of such change. On the date the Annual Retainer is payable, the portion so elected shall be credited to a Deferred Share Account in the electing Director's name. The number of Deferred Share Units credited shall be determined as if such units were Shares in the manner set forth in Section 8a. Fractional amounts will be credited to a Deferred Share Account.

    (i). A Deferred Share Account is an unsecured bookkeeping account in which the Corporation's obligation is measured by, and payable in, Shares. On any date that cash dividends are payable on the Corporation's Shares, additional Deferred Share Units shall be credited to the Deferred Share Account in a dollar amount equal to the dividends which would be paid if the units credited to such Account on the dividend record date were Shares, including fractional amounts.

    (ii). Distribution of Deferred Share Account.

          (a) Lump Sum. Unless a Director has elected to receive distribution in installments, all Deferred Share units credited to a Director's Deferred Share Account shall be converted to an equal number of Shares and distributed to the Director (together with cash in lieu of any fractional share) on the first day of the month (or next business day) following termination of the Director's Board service or on such other date as elected by the Director.

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       (b)    Installments. A Director may elect to have the Director's Deferred
              Share Account distributed in ten or fewer annual installments commencing on a date following termination of the Director's Board service as elected by the Director with succeeding installments to be made on the same date (or next business day) of each succeeding year. The amount of each installment shall be a fraction of the number of Deferred Share Units in the Director's Deferred Share Account on the date that is ten days prior to the date the installment is to be distributed, the numerator of which is one and denominator of which is the number of annual installments elected minus the number of installments previously paid (rounded down, except for the last installment, to the nearest whole unit). The number of Deferred Share Units thus calculated shall be converted to an equal number of Shares and distributed to the Director on the installment payable date (together with cash in lieu of any fractional unit with the final installment). An election made pursuant to this paragraph shall be made on forms provided by the Corporation and shall be made at the time prescribed for elections as set forth in this Section 8.

       (c) Death of Director. If a director dies before receiving full distribution of the Director's Deferred Share Account, distribution of the remaining units shall be made by converting all remaining units to an equal number of whole Shares and distributing such Shares together with cash in lieu of any fractional units as soon as administratively feasible to the Director's estate.

(iii). Trust. Amounts credited to Deferred Share Accounts represent unsecured contractual obligations of the Corporation, and no participant may assert any rights under this Plan with respect to Deferred Share Accounts superior to the rights of an unsecured general creditor of the Corporation. The Corporation may, but is not obligated to, establish a trust with an independent trustee to which the Corporation may contribute cash or Shares equal to part or all of its liability to participants with respect to the Deferred Share Accounts. The assets of any such trust shall be subject to the claims of general creditors of the Corporation,

(iv). Nonassignability of Deferred Share Account. No right to receive distribution or other payment in respect of Deferred Share Accounts nor any Deferred Share Units credited to a Deferred Share Account shall be assignable or transferable by a Director other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended.

c. Election to Receive Value of Annual Retainer in Stock Options. A Director may elect to have the Annual Retainer or a portion thereof paid in Stock Options having a value, as determined by the Committee or the Board of Directors, equal to the amount of cash which otherwise would have been payable as the Annual Retainer. All Stock Options granted under this Plan shall be subject to Section 9 of this Plan.

9.     STOCK OPTIONS.

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a.     Annual Grants of Options. The Committee and/or Board of Directors
       annually shall make a grant of Stock Options to each Director who will serve as a Director for the Board Year. The amount of Stock Options granted shall be equal to the sum of (i) the amount of Stock Options determined by the Committee and/or the Board as compensation for service as a Director for the Board Year; plus (ii) the amount of Stock Options a Director has elected to receive pursuant to Section 8c. of this Plan. All options granted pursuant to this section shall be effective on the first day of the Board Year. The Committee and/or the Board of Directors shall have sole discretion to determine the number of options to grant.

b. All Stock Options granted to Directors under the Plan shall be subject to the following terms and conditions:

(i). Option Exercise Price. Stock Options granted to Directors shall have an exercise price equal to the Fair Market Value of the Corporation's Common Stock on the Date of Grant.

(ii). Option Term. Except as otherwise provided herein, each Stock Option granted pursuant to this Plan shall expire and all rights to purchase Shares shall cease ten years and one day after the Date of Grant.

(iii). Vesting. Unless otherwise provided by the Committee, the Board of Directors, this Plan or as otherwise granted under this Plan prior to May 13, 1999, each Stock Option granted pursuant to this Plan shall vest on, and be exercisable by the Director on the last day of the Board Year in which such option was granted. Fifty percent of any annual grant of options pursuant to Section 9a. of this Plan shall be forfeited automatically on the last day of the Board Year in which such option was granted for any Director whose attendance at meetings of the Board of Directors and Board Committee meetings falls below the attendance level that requires disclosure in the Corporation's Proxy Statement for the Annual Meeting falling on the last day of the Board Year. Any Annual Retainer elected to be received in Stock Options by a Director shall not be subject to forfeiture under this Section 9b(iii).

(iv). Time and Manner of Exercise of Stock Options. In accordance with the vesting schedule in paragraph b.(iii) of this Section 9, or any accelerated vesting pursuant to paragraph b.(vi) or b(vii) of this
       Section 9, an individual entitled to exercise a Stock Option may exercise it in whole or in part at any time by delivering to the Secretary of the Corporation, at the general offices of the Corporation, written notice of exercise. Such notice of exercise shall specify the number of whole Shares with respect to which the Stock Option is being exercised.

(v). Payment of Exercise Price. The individual must make payment in full to the Corporation in the amount of the exercise price for the Shares to be purchased, plus the amount, if any, required for withholding as provided in Section 11f. of this Plan. In lieu of paying the exercise price as described above, the individual may pay all or part of such exercise price by delivering to the Corporation owned and unencumbered

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        shares having a Fair Market Value as of the date of exercise equal to or less than the exercise price of the Stock Options exercised, or delivery of instructions to the Corporation to withhold from the Shares that would otherwise be issued upon exercise that number of Shares having a Fair Market Value equal to or less than the exercise price of the Stock Options being exercised. If the Fair Market Value of the Shares transferred or withheld in payment of the exercise price is less than the total exercise price, the individual must pay the remainder of the exercise price to the Corporation in cash.

(vi). Exercise of Stock Options by Eligible Director. The right to exercise Stock Options upon termination of the Director's service as a Director shall be as follows:

        (a) Retirement or Disability of Eligible Director. Upon the Director's retirement from the Board or upon the Director's termination of service as a Director of the Corporation due to the onset of the Director's disability which prevents his or her continued service on the Board, the Director shall have until the expiration of the Stock Option term to exercise any Stock Options. Any Director who has served on the Board at least five years at the time of termination of Board service, shall be considered to have retired from the Board. Any nonvested portion of the Stock Options granted to the Director shall immediately vest on the date of such termination of service as a Director and shall no longer be subject to the vesting schedule provided in paragraph b(iii) of this Section 9.

        (b) Death of Director. If a Director's termination of service as a Director is due to the Director's death or the Director's death occurs subsequent to such termination of service as a Director, the Director's Beneficiary shall have the Option term remaining to the Director had he or she lived in which to exercise the Stock Option. Any nonvested portion of a Stock Option previously granted to the Director shall immediately vest on the date of such termination of service due to the Director's death.

        (c) Other Termination of Service as a Director. Upon the Director's termination of service as a Director for any other reason, the Director shall have until the expiration of the Stock Option term provided to the Director in paragraph b(ii) of this Section 9 to exercise the vested portion of the Stock Option. Any portion of the Stock Option in which the Director is not vested on the date of such termination of service as a Director shall be forfeited.

(vii). Change of Control of the Corporation. If a change of control Event shall occur during the term of a Stock Option granted under this Plan, then any portion of the Stock Option which has not vested shall immediately vest.

(viii). Unexercised Stock Option. Any portion of a Stock Option not exercised within the option term as described in paragraph b(ii) of this Section 9 shall terminate and be forfeited.

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        (ix).   Merger, Dissolution or Transfer of Property. Any portion of a
                Stock Option not exercised shall terminate upon the effective date of the dissolution or liquidation of the Corporation; or upon the reorganization, merger or consolidation of the Corporation with one or more corporations if the Corporation is not the surviving corporation; or upon the transfer of substantially all of the property of the Corporation.

        (x).    Replacement Stock Options. A Stock Option granted at any time
                -------------------------
                under the Plan may, at the Committee's discretion, include the right to acquire a Replacement Stock Option ("RSO"). The Committee may also grant separate options ("Separate Options") which include an RSO feature with respect to Stock Options issued under the Plan not containing an RSO feature. If a Stock Option either contains the RSO feature or a Separate Option has been granted with respect thereto and if a Participant pays all or part of the purchase price of the Stock Option with Shares held by the Participant for at least six (6) months or with cash, then upon exercise of the Stock Option, the Participant is granted an RSO to purchase, at the Fair Market Value as of the date of the Stock Option exercise, such number of Shares as determined by the Committee at the time of granting the Stock Option, but not in excess of the number of whole Shares used by the Participant in payment of the purchase price (or would have been used if Shares had been tendered instead of cash). An RSO may be exercised between the date six (6) months after the Date of Grant of the RSO and the date of expiration, which will be the same as the date of expiration of the Stock Option to which the RSO is related. An RSO shall not contain an RSO feature and a Separate Option shall not be granted with respect to an RSO. The RSO feature of a Stock Option and a Separate Option are subject to cancellation by the Committee without notice at any time in the Committee's sole discretion.

        10.     CONVERSION OF RETIREMENT PLAN BENEFITS

        Effective May 13, 1999, the Board of Directors of the Corporation discontinued any further accruals under the ReliaStar Financial Corp. Retirement Plan for Nonemployee Directors (amended February 9, 1995) ("Retirement Plan"). The Committee and/or the Board shall credit Deferred Share Units to a Deferred Share Account for each eligible Director under the Retirement Plan who elected in writing prior to such date to receive the present value of vested retirement benefits under the Retirement Plan in Deferred Share Units. The Committee and/or the Board shall have sole discretion to determine the number of such Deferred Share Units to be credited. Such Deferred Share Units shall be distributed according to the election of each Director made prior to May 13, 1999 in accordance with procedures of the Corporation. Such election shall be irrevocable. Amounts credited to Deferred Share Units under this Section 10 shall be subject to Sections 1 to 6, 8b(i), 8b(iii) and 8b(iv), and 11 of this Plan.

11.     MISCELLANEOUS PROVISIONS.

        a. Rights as a Shareholder. A Director shall have no rights as a shareholder with respect to Restricted Shares and Stock Options awarded under this Plan unless and until certificates for such Shares are issued to the Director. The issuance by the

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                Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Corporation convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to Restricted Shares or Stock Options awarded hereunder or Deferred Share Accounts created hereunder.

        b. Dilution and Other Adjustments. The aggregate number and class of Shares subject to and authorized by the Plan, the number and class of Shares with respect to which Stock Options may be granted to Directors under the Plan as provided in Section 9 and the class of Shares subject to each outstanding Stock Option, the exercise price per Share specified in each such Stock Option and the number of units credited to any Deferred Share Account shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a split-up or consolidation of Shares or any like capital adjustment or the payment of any stock dividend, or other increase or decrease in the number of Shares effected without receipt of consideration by the Corporation occurring after the May 13, 1999 restatement and amendment of this Plan. In case of any recapitalization of the Corporation, any consolidation or merger of the Corporation with any other corporation, any sale or transfer of all or substantially all of the assets of the Corporation or any share exchange transaction pursuant to which (in the case of any such transaction) all of the outstanding Shares are converted into other securities or property, the Corporation shall, prior to or at the time of any such transaction, make appropriate provision or cause appropriate provision to be made so that Directors having units in the Deferred Share Account shall be entitled to receive, in lieu of the related Shares, at the time or times and in the manner provided for in this Plan, the securities or other property that would have been receivable with respect to such Shares had they been outstanding immediately prior to the effective date of such transaction.

        c. Compliance with Law and Approval by Regulatory Bodies. No Stock Option shall be exercisable, no Deferred Share Units shall be credited, no Shares shall be issued, no certificates for Shares shall be delivered, and no payment shall be made except in compliance with all applicable federal and state laws and regulations and rules of all domestic stock exchanges on which the Shares are listed. The Corporation shall have the right to rely on the opinion of its counsel as to such compliance. If, in the opinion of the Corporation's counsel, the exercise of any stock option, the crediting of any Deferred Share Unit, the transfer, issuance or sale of any Shares under the Plan shall not be lawful for any reason, including the inability of the Corporation to obtain from any regulatory body having jurisdiction the authority deemed by such counsel to be necessary for such exercise, credit, transfer, issuance or sale, the Corporation shall not be obligated to credit Deferred Share Unites or , transfer, issue, sell or engage in such other transaction. Any Share certificate issued may bear such legends and statements as the Corporation may deem advisable or desirable. Further, in connection with any exercise, crediting, sale, issuance or transfer hereunder, the Director acquiring the Shares shall, if requested by the Corporation, give satisfactory assurances to the

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                Corporation's counsel that the Shares are being acquired for investment and not with a view to resale or distribution thereof and provide any other assurance as the Corporation may deem desirable.

        d. Termination and Amendment of Plan. The Board may amend, terminate or suspend the Plan at any time, in its sole and absolute discretion; provided, however, that no such action shall adversely affect any rights or obligations with respect to any Restricted Shares or Stock Options previously granted under the Plan.

        e. Rights under the Plan. The Plan confers no right to be nominated or elected to the Board, nor does it confer any right to continue to serve on the Board independent of the Corporation's By-laws and applicable public law.

        f. Withholding of Taxes. Whenever under the Plan, Shares are to be issued, restrictions changed or eliminated or, in the judgment of the Corporation, it is appropriate, the Corporation shall have the right to require the recipient to remit to the Corporation an amount sufficient to satisfy any applicable federal, state and local withholding tax requirements.

        g. Agreements. All Restricted Shares and Stock Options granted under the Plan and elections to defer Annual Retainers shall be evidenced by written agreements in such form and containing such terms and conditions not inconsistent with the Plan as the Committee may adopt.

        h. Governing Law. The Plan is governed in all respects by the laws of the State of Delaware.

        i. Severability. In the event that any provision in the Plan would invalidate the Plan, the provision shall be deemed null and void, and the Plan shall be construed as if it did not contain that provision.

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